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                                                                 EXHIBIT 12.13

SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES NOONEY RIDER TRAIL, LLC
RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                              6 Months     6 Months
                                                                                                               Ended        Ended
                                                    Year End.   Year End.  Year End.   Year End.   Year End.  June 30,     June 30,
                                                      1995        1996        1997       1998         1999     1999         2000
                                                 ----------------------------------------------------------------------------------
Earnings:
  Pretax income (loss)                                $ --       $ --      $ (81)      $ (77)       $ (97)    $  (63)      $  (19)

Fixed Charges:
  Interest expense                                      --         --        423         413          395        188          199
  Interest factor of rental expense                     --         --         --          --           --         --
                                                 ----------------------------------------------------------------------------------
             Total fixed charges                        --         --        423         413          395        188          199
                                                 ----------------------------------------------------------------------------------
             Total earnings                             --         --        342         336          298        125          180

             Total fixed charges                        --         --        423         413          395        188          199
                                                 ----------------------------------------------------------------------------------
Ratio of earnings to fixed charges                      --         --       0.81        0.81         0.75       0.66         0.90
                                                 ----------------------------------------------------------------------------------
  Deficiency to cover fixed charges                     --         --         81          77           97         63           19
                                                 ----------------------------------------------------------------------------------
COMPUTATION OF INTEREST FACTOR OF RENTAL
EXPENSE:
             Operating rental expense                   --         --         --          --           --         --           --
             Interest factor                            33%        33%        33%         33%          33%        33%          33%
                                                 ----------------------------------------------------------------------------------
                            Total                       --         --         --          --           --         --           --
                                                 ==================================================================================